EXHIBIT 3(ix)


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                WING SYSTEMS INC

Wing Systems Inc., a corporation organized and existing under and by virtue of the General Corporation Law of at the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held adopted the following resolution:

RESOLVED that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof (numbered "FIRST" so that, as amended, said Article shall be and read as follows:

FIRST:  The name of the corporation is EuroTelecom inc.'

SECOND: That the said amendment has been consented and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its President this 31st day of January A.D. 1997.



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               PRESIDENT